NEWS RELEASE

FOR IMMEDIATE RELEASE

NRG Energy Reports 2003 Financial Results;
Names Robert Flexon Chief Financial Officer;
Announces Intention to Relist on NYSE

MINNEAPOLIS (March 11, 2004)—NRG Energy, Inc. (Current Ticker: NRGE) today announced financial and operating results for the fiscal year 2003, which encompasses both periods prior and subsequent to its emergence from Chapter 11 on December 5, 2003.

“Our 2003 operating results, stripped of all the bankruptcy adjustments, indicate that we are on track,” said David Crane, NRG’s new President and Chief Executive Officer. “Now we can continue our effort to position NRG to take advantage of the fact that we are the first company in our sector to address comprehensively our long-term balance sheet issues.”

     Highlights:

•	$6.0 billion of debt and other liabilities eliminated upon emergence from bankruptcy;

•	$2.7 billion of debt refinanced at competitive rates with extended maturities;

•	$1.2 billion in total liquidity at year end;

•	$824 million in asset dispositions in 2003 ($196 million in cash; $628 million in consolidated debt eliminated);

•	Fresh Start accounting implemented on December 5, 2003;

•	The unfavorable Connecticut Light and Power contract expired on December 31, 2003;

•	Robert Flexon to join the Company as Chief Financial Officer; and

•	NRG stock expected to begin trading on the New York Stock Exchange on March 25 (NYSE: NRG).

2003 Year-End Financial Results – A Summary

NRG’s 2003 financial results were significantly affected by the implementation of the Chapter 11 Plan of Reorganization (POR) on December 5, 2003. The POR has resulted in a new capital structure, satisfaction or disposition of various types of pre-bankruptcy claims against NRG, and rejection of some unfavorable contracts. Also, during the course of NRG’s reorganization, the Company put in place a new management team and a new Board of Directors.

Upon emergence from bankruptcy, NRG adopted Fresh Start accounting, at which time NRG’s reorganization value was allocated to the assets and liabilities based on their respective fair values. An independent financial advisor estimated NRG’s reorganization equity value ranged from $2.2 billion to $2.6 billion. NRG used a reorganized equity value of approximately $2.4 billion, as a midpoint fair valuation of the ownership distributed to the new equity owners. This value is consistent with the voting creditors and Bankruptcy Court’s approval of the POR.

The net impact of the Fresh Start accounting and other bankruptcy related adjustments to the balance sheet was a pre-reorganization income item of $3.9 billion, resulting in net income of $2.8 billion being reported for the period prior to reorganization – January 1 through December 5, 2003. This net income result is not comparable to post-emergence NRG’s actual or potential operating performance.

For the reporting period post-reorganization, December 6 through December 31, 2003, NRG reported $0.11 diluted earnings per share ($11.0 million).

	Predecessor NRG	Predecessor NRG	Reorganized NRG
	For the period	For the period	For the period
	Jan. 1 to Dec. 31, 2002	Jan. 1 to Dec. 5, 2003	Dec. 6 to Dec. 31, 2003
Revenue (in millions)	$2,119	$1,969	$152
Net Income (Loss) (in millions)	$(3,464)	$2,766	$11
Diluted Earnings per Share	—	—	$0.11
EBITDA, as adjusted (in millions) (a)	$550	$523	$47

(a) Earnings Before Interest, Tax, Depreciation, and Amortization, as adjusted; see attached Supplemental Data for reconciliation from net income.

Given the impact of Fresh Start accounting on GAAP earnings in 2003, the Company believes its adjusted EBITDA may provide a better indication of operating performance. In that regard, the Company’s full year 2003 adjusted EBITDA was $570 million. The Company’s 2003 adjusted EBITDA includes a full year loss of $183 million from the CL&P contract. In addition, NRG recorded $117 million of equity earnings in 2003 from its West Coast Power Partnership, primarily related to West Coast Power’s power sales agreement with the California Department of Water Resources (CDWR). The CDWR contract, which expires on December 31, 2004, was recorded at NRG’s partnership level as a result of Fresh Start accounting. Accordingly, there will be a substantial reduction to the Company’s 2004 earnings due to amortization of this intangible asset to expense.

Fresh Start Accounting

Due to the adoption of Fresh Start accounting as of December 5, 2003, the Company’s post-Fresh Start balance sheet, statement of operations and statement of cash flows have not been prepared on a consistent basis with the Predecessor Company’s financial statements and are not comparable in certain respects to the financial statements prior to the application of Fresh Start accounting. A black line has been drawn on the accompanying Consolidated Financial Statements to separate and distinguish between Reorganized NRG and the Predecessor Company. This was done in accordance with FAS Statement of Position 90-7, “Financial Reporting by Entities in Reorganization under the Bankruptcy Code.” Given these substantial changes the Company believes it is not appropriate to combine the pre- and post-reorganization earnings results in an attempt to create a complete 2003 fiscal year result.

A summary of the significant effects of the reorganization and Fresh Start accounting on the consolidated statement of operations for the period ended December 5, 2003, were as follows (in millions):

Discharge of corporate level debt	$5,162
Discharge of other liabilities	811
Creditor Pool (including Disputed Claims Reserve)	(1,040)
Receivable from Xcel Energy	640
Revaluation of fixed assets	(1,348)
Revaluation of equity investments	(207)
Valuation of SO2 emission credits	374
Valuation of out of market contracts, net	(400)
Fair market valuation of debt	64
Valuation of pension liabilities	(61)
Other valuation adjustments	(100)

Total Fresh Start accounting adjustments	$3,895

NRG created a disputed claims reserve as part of bankruptcy emergence, which will be used to make distributions to holders of disputed claims in our bankruptcy as and when their claims are resolved. Based on the claims processed to date, the Company continues to believe that sufficient funds have been provided to cover the expected claims.

The receivable from Xcel Energy is the result of a settlement agreement and is an important part of NRG’s POR. Under the terms of the POR, Xcel Energy is to make three payments to NRG and its creditors during the first four months of 2004. The first and second payments totaling $288 million were made in February 2004. The final payment of $352 million is scheduled to be made on April 30, 2004. Of the $640 million in aggregate, the Company is obligated to pay $515 million to the prepetition creditors. There is also a $25 million distribution to creditors as part of the POR, provided the Company meets certain liquidity requirements and that payment would be required to be made in October 2004.

The Fresh Start accounting adjustments will have a significant impact on the Reorganized NRG’s subsequent financial statements for fiscal year 2004 and beyond. As stated previously, the revaluation of West Coast Power’s CDWR contract under Fresh Start accounting will have a substantial negative net impact on 2004 earnings due to contract amortization. Thereafter, for 2005 and beyond, the net impact of Fresh Start accounting on earnings will be positive due to the impact of reduced depreciation charges against the written down property, plant, and equipment and amortization of out-of-the-money contracts.

Liquidity

NRG’s corporate liquidity, as of March 3, 2004, remains strong at almost $1.4 billion as set forth below:

Corporate Liquidity (in millions) (a)	December 31, 2003	March 3, 2004
Unrestricted:
Domestic Unrestricted Cash	431	649
International Unrestricted Cash	63	65
Letter of Credit Availability	248	150
Revolver Availability	250	250

Subtotal – Unrestricted Availability	$992	$1,114
Restricted Cash:
Domestic	104	120
International	113	137

Subtotal – Restricted Cash	$217	$257

Total Current Liquidity	$1,209	$1,371

(a) Cash balances listed above reflect cash in bank and will differ from those in the financial statements. Also, $21 million in restricted capital associated with PERC facility is not included above.

As the Company has no acquisitions planned at present and very limited construction activities, and as its corporate debt maturities during 2004 amount to less than $10 million, the expected principal uses for liquidity are maintenance capital expenditures and additional credit support for marketing and hedging.

Financing Activity

NRG completed a $2.7 billion financing on December 23, 2003. The financing consisted of $1.25 billion of 8 percent second priority senior secured notes due 2013 and a $1.45 billion credit facility that included a $1.2 billion senior secured term loan facility due 2010 and an unfunded $250 million revolving credit facility. On January 28, 2004 NRG completed an additional tranche of second priority notes in the amount of $475 million and reduced the credit facility by a similar amount. Proceeds from the financings were used to pay off $1.7 billion of debt associated with several of NRG’s subsidiaries, fund a $250 million letter of credit facility, and distribute $500 million in cash to NRG’s creditors under the POR. As a result of these transactions, NRG’s corporate borrowings currently consist of 71 percent fixed rate instruments and 29 percent floating rate instruments, with a weighted average cost of debt of approximately 7.25 percent.

Operations-Focused Wholesale Power Generation Company

NRG’s operational focus during 2003 and 2004 year-to-date has been, and continues to be on availability, safety, environmental stewardship, hedging and fuel procurement, and non-strategic asset disposition.

2003 Operational Performance for North America Power Generation Facilities

Region	Northeast	South Central	Other
Net Generation (MWh) (a)	13.4 million	10.2 million	3.7 million
Equivalent Availability	86%	93%	90%
Average Heat Rate (BTU/KWh)	10,800	10,700	8,700
Net Capacity Factor	20%	47%	12%
Net Owned Capacity (MW)	7,657	2,469	3,542
In-Market Availability (b)	92%	97%	N/A

(a) The portfolio consists of 26 percent coal-fired generation, 48 percent natural gas-fired, and 26 percent oil-fired generation.

(b) In-Market Availability is a measure of how successfully a generating plant captured the revenue earning opportunities in their market over a period of time.

Hedging and Fuel Procurement Highlights

The Company has taken advantage of the current high gas price environment and its post-emergence liquidity to hedge forward a material position of its northeastern coal-fired generation for 2004. NRG has hedged over 90 percent of its estimated coal needs for the remainder of 2004.

In New York and NEPOOL, NRG has contracted sales for 500 MW of baseload coal generation for the remainder of 2004. The Company also sold 700 MW (maximum) of load following contracts as a part of the New Jersey BGS auction and the Maryland Standard Offer Service RFP.

Asset Dispositions

The Company made substantial progress in 2003 in divesting noncore assets. During 2003, NRG sold or transferred its ownership interests in the following assets: ECKG (Czech Republic); Killingholme (UK); Langage (UK); Kondapalli (India); Cahua/Energia Pacasmayo (Peru); Brazos Valley (TX); Mustang (TX); Timber Energy (FL); various NEO landfill gas projects; and certain turbine equipment. As the result of these asset dispositions the Company received approximately $196 million in cash proceeds and eliminated approximately $628 million in consolidated debt. The Company’s efforts to rationalize its portfolio at fair value continue.

Business Update

With respect to NRG’s operating performance in 2004 year-to-date, the Company has benefited from the cold weather spike in January and the gas price volatility in the Northeast. The balance of the Company’s generating portfolio has performed largely in line with expectations.

On December 31, 2003, the Company’s unfavorable standard offer service contract with Connecticut Light & Power terminated. The Independent System Operator – New England (ISO-NE) has classified NRG’s Connecticut plants as required to maintain the reliability of the grid system in Connecticut. As such, the Company has filed at the Federal Energy Regulatory Commission (FERC) for a proposed reliability-must-run agreement for Devon units 11-14, Middletown Station, and Montville Station that would fairly compensate it for maintaining its plants in Connecticut. In addition, NRG is supporting FERC’s efforts to implement a locational capacity market in the ISO-NE market.

CFO Appointed

NRG has appointed Robert Flexon to be Executive Vice President and Chief Financial Officer effective March 29, 2004. Mr. Flexon comes to NRG after four years with Hercules, Inc., a specialty chemicals company, where he served as Vice President, Corporate Development & Work Process and prior to that, Vice President, Business Analysis & Controller. Mr. Flexon also held various financial management positions, including General Auditor, during his 13 years with Atlantic Richfield Company and began his career with the former Coopers & Lybrand public accounting firm.

“Bob’s experience in successfully facing the challenges of the chemical industry, his technical expertise in accounting, his strong work ethic and integrity, make him the perfect fit for the CFO position at NRG,” said David Crane.

NYSE listing

NRG has been cleared to list its common stock on the New York Stock Exchange and, assuming it finalizes all the listing requirements, will begin trading on March 25, 2004 under the symbol NRG. The Company considers a listing on the NYSE to be an important step in its plan to rebuild investor recognition of NRG and enhance value and convenience for its shareholders.

Earnings Conference Call

On March 11, 2003, NRG will host a conference call at 9 a.m. Eastern (8 a.m. Central) to discuss these results and the outlook for 2004. To participate in the call, dial 800.374.0057 and follow the operator’s instructions. International callers should dial 706.634.1512. The Conference Code for both numbers is 5781937. To access the live webcast and accompanying slide presentation, log on to NRG’s website at http://www.nrgenergy.com and click on “Investors.” Participants should dial in or log on approximately 10 minutes prior to the scheduled start time.

The call will be available for replay shortly after completion of the live event. The replay will be available until 11:00 p.m. Central Time on March 18. Dial 800.642.1687 to access the replay. International callers should dial 706.645.9291. The Conference ID is 5781937. In addition, the call will be archived on the “Investors” section of the NRG website.

Future Events

The Company intends to report its first quarter 2004 unaudited financial results on May 11. NRG’s Annual Shareholder Meeting will be held on June 8, 2004.

About NRG

NRG Energy, Inc. owns and operates a diverse portfolio of power-generating facilities, primarily in the United States. Its operations include baseload, intermediate, peaking, and cogeneration facilities, thermal energy production and energy resource recovery facilities.

Safe Harbor Disclosure

This news release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Such forward-looking statements are subject to certain risks, uncertainties and assumptions and include, but are not limited to, expected earnings, future growth and financial performance, and typically can be identified by the use of words such as “expect,” “estimate,” “anticipate,” “forecast,” “plan,” “believe” and similar terms. Although NRG believes that its expectations are reasonable, it can give no assurance that these expectations will prove to have been correct, and actual results may vary materially. Factors that could cause actual results to differ materially from those contemplated above include, among others, general economic conditions, hazards customary in the power industry, competition in wholesale power markets, the volatility of energy and fuel prices, failure of customers to perform under contracts, changes in the wholesale power markets and related government regulation, the condition of capital markets generally, our ability to access capital markets, our substantial indebtedness and the possibility that we may incur additional indebtedness, adverse results in current and future litigation, and the amount of proceeds from asset sales.

NRG undertakes no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. The foregoing review of factors that could cause NRG’s actual results to differ materially from those contemplated in the forward-looking statements included in this news release should be considered in connection with information regarding risks and uncertainties that may affect NRG’s future results included in NRG’s filings with the Securities and Exchange Commission at www.sec.gov.

# # #

     More information on NRG is available at www.nrgenergy.com

Contacts:

Lesa Bader Media Relations 612.373.6992	Katy Sullivan Investor Relations 612.373.8875

NRG ENERGY, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

(unaudited)

	Predecessor Company			Reorganized NRG
			January 1, 2003	December 6, 2003
	Year Ended December 31		Through	Through
			December 5,	December 31,
	2001	2002	2003	2003
	(In thousands, except per share amounts)
Operating Revenues
Revenues from majority-owned operations	$2,208,181	$2,119,385	$1,968,579	$152,108

Operating Costs and Expenses
Cost of majority-owned operations	1,429,246	1,440,434	1,448,268	105,182
Depreciation and amortization	163,909	240,722	245,887	13,041
General, administrative and development	192,087	226,168	177,112	14,925
Other charges (credits)
Legal settlement	—	—	462,631	—
Fresh start reporting adjustments	—	—	(3,895,541)	—
Reorganization items	—	—	197,825	2,461
Restructuring and impairment charges	—	2,749,630	237,575	—

Total operating costs and expenses	1,785,242	4,656,954	(1,126,243)	135,609

Operating Income/(Loss)	422,939	(2,537,569)	3,094,822	16,499

Other Income (Expense)
Minority interest in (earnings)/losses of consolidated subsidiaries	(799)	20,345	(2,232)	(204)
Equity in earnings of unconsolidated affiliates	210,032	68,996	170,901	13,521
Write downs and losses on sales of equity method investments	—	(200,472)	(147,124)	—
Other income, net	18,752	7,975	11,406	1,659
Interest expense	(389,870)	(487,169)	(360,385)	(21,645)

Total other (expense)/income	(161,885)	(590,325)	(327,434)	(6,669)

Income/(Loss) From Continuing Operations Before
Income Taxes	261,054	(3,127,894)	2,767,388	9,830
Income Tax (Benefit)/Expense	39,061	(164,398)	16,621	(651)

Income/(Loss) From Continuing Operations	221,993	(2,963,496)	2,750,767	10,481
Income/(Loss) on Discontinued Operations, net of
Income Taxes	43,211	(500,786)	15,678	544

Net Income/(Loss)	$265,204	$(3,464,282)	$2,766,445	$11,025

Weighted Average Number of Common Shares Outstanding –Diluted				100,060
Income From Continuing Operations per Weighted Average Common Share – Diluted				$0.10
Income From Discontinued Operations per Weighted Average Common Share – Diluted				$0.01
Net Income per Weighted Average Common Share – Diluted				$0.11

NRG ENERGY, INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

(unaudited)

	Predecessor	Reorganized NRG
	Company
	December 31,	December 6,	December 31,
	2002	2003	2003
	(In thousands)
ASSETS
Current Assets
Cash and cash equivalents	$378,325	$409,213	$563,133
Restricted cash	276,099	548,051	174,535
Accounts receivable-trade, less allowance for doubtful accounts of $18,163, $0 and $0	272,256	237,853	223,639
Xcel Energy settlement receivable	—	640,000	640,000
Current portion of notes receivable-affiliates	2,442	—	200
Current portion of notes receivable	52,269	66,628	65,141
Income tax receivable	5,541	—	—
Inventory	267,356	214,396	205,976
Derivative instruments valuation	28,791	161	772
Prepayments and other current assets	143,474	220,669	232,388
Current deferred income tax	—	—	1,850
Current assets — discontinued operations	119,097	5,679	6,205

Total current assets	1,545,650	2,342,650	2,113,839

Property, Plant and Equipment
In service	6,428,398	4,306,561	4,322,441
Under construction	633,307	144,426	151,467

Total property, plant and equipment	7,061,705	4,450,987	4,473,908
Less accumulated depreciation	(596,403)	—	(13,041)

Net property, plant and equipment	6,465,302	4,450,987	4,460,867

Other Assets
Equity investments in affiliates	891,695	741,422	745,636
Notes receivable, less current portion-affiliates.	151,552	125,651	130,152
Notes receivable, less current portion	784,432	674,931	691,444
Decommissioning fund investments	4,617	4,787	4,809
Intangible assets, net of accumulated amortization of $22,110, $0 and $5,230	76,639	486,727	481,497
Debt issuance costs, net of accumulated amortization of $49,670, $0 and $454	139,140	—	74,337
Derivative instruments valuation	90,766	66,442	59,907
Funded letter of credit	—	—	250,000
Other assets	19,871	125,241	130,660
Non-current assets — discontinued operations	724,340	162,005	161,945

Total other assets	2,883,052	2,387,206	2,730,387

Total Assets	$10,894,004	$9,180,843	$9,305,093

NRG ENERGY, INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS — (Continued)

(unaudited)

	Predecessor	Reorganized NRG
	Company
	December 31,	December 6,	December 31,
	2002	2003	2003
	(In thousands)
LIABILITIES AND STOCKHOLDERS’ EQUITY/(DEFICIT)
Current Liabilities Current portion of long-term debt
Current portion of long-term debt	$7,105,813	$2,596,672	$901,658
Revolving line of credit	1,000,000	—	—
Short-term debt	30,064	18,645	19,019
Accounts payable-trade	570,878	232,099	180,703
Accounts payable-affiliate	58,162	20,043	10,118
Accrued income tax	—	18,987	18,605
Accrued property, sales and other taxes	24,420	30,522	24,998
Accrued salaries, benefits and related costs	20,784	16,719	19,478
Accrued interest	289,583	85,621	20,629
Derivative instruments valuation	13,439	95	429
Creditor pool obligation	—	1,040,000	540,000
Other bankruptcy settlement	—	220,000	220,000
Other current liabilities	109,234	139,617	111,723
Current liabilities-discontinued operations	604,187	3,420	3,301

Total current liabilities	9,826,564	4,422,440	2,070,661
Other Liabilities
Long-term debt	1,147,587	1,213,204	3,661,300
Deferred income taxes	85,620	113,202	118,024
Postretirement and other benefit obligations	68,076	105,292	106,531
Derivative instruments valuation	91,039	155,709	153,503
Other long-term obligations	159,530	571,856	562,305
Non-current liabilities-discontinued operations	181,445	—	—

Total non-current liabilities	1,733,297	2,159,263	4,601663

Total liabilities subject to compromise		158,225	158,225

Total liabilities	11,559,861	6,739,928	6,830,549

Minority interest	30,342	36,915	37,288
Commitments and Contingencies Stockholders’ Equity/(Deficit)
Class A — Common stock; $.01 par value; 100 shares authorized in 2002; 3 shares issued and outstanding at December 31, 2002	—	—	—
Common stock; $.01 par value; 100 authorized in 2002; 1 share issued and outstanding at December 31, 2002	—	—	—
Common stock; $.01 par value; 500,000,000 authorized in 2003; 100,000,000 shares issued and outstanding at December 6, 2003 and December 31, 2003	—	1,000	1,000
Additional paid-in capital	2,227,692	2,403,000	2,403,429
Retained earnings (deficit)	(2,828,933)	—	11,025
Accumulated other comprehensive income (loss)	(94,958)	—	21,802

Total Stockholders’ Equity/(Deficit)	(696,199)	2,404,000	2,437,256

Total Liabilities and Stockholders’ Equity/(Deficit)	$10,894,004	$9,180,843	$9,305,093

NRG ENERGY, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(unaudited)

	Predecessor Company			Reorganized NRG
			January 1, 2003	December 6, 2003
	Year Ended December 31		Through	Through
			December 5,	December 31,
	2001	2002	2003	2003
	(In thousands)
Cash Flows from Operating Activities
Net income (loss)	$265,204	$(3,464,282)	$2,766,445	$11,025
Adjustments to reconcile net income to net cash provided by operating activities
Distributions in excess of (less than) equity earnings of unconsolidated Affiliates	(119,002)	(22,252)	(41,472)	2,229
Depreciation and amortization	212,493	286,623	256,700	13,041
Amortization of deferred financing costs	10,668	28,367	17,640	517
Amortization of debt discount/(premium)	—	—	—	1,725
Write downs and losses on sales of equity method Investments	—	196,192	146,938	—
Deferred income taxes and investment tax credits	45,556	(230,134)	(1,893)	(3,262)
Unrealized (gains)/losses on derivatives	(13,257)	(2,743)	(34,616)	3,774
Minority interest	6,564	(19,325)	2,177	204
Amortization of out of market power contracts	(54,963)	(89,415)	—	(13,431)
Restructuring & impairment charges	—	3,144,509	408,377	—
Fresh start reporting adjustments	—	—	(3,895,102)	—
Gain on sale of discontinued operations	—	(2,814)	(186,331)	—
Cash provided by (used in) changes in certain working capital items, net of effects from acquisitions and dispositions	(77,249)	605,317	799,645	(604,697)

Net Cash Provided (Used) by Operating Activities	276,014	430,043	238,508	(588,875)

Net Cash Provided (Used) by Investing Activities	(4,335,641)	(1,681,467)	(185,679)	363,372

Net Cash Provided (Used) by Financing Activities	4,153,546	1,449,330	(29,944)	393,273

Effect of Exchange Rate Changes on Cash and Cash Equivalents	(3,055)	24,950	(22,276)	(13,562)
Change in Cash from Discontinued Operations	(25,551)	53,339	30,279	(288)

Net Increase in Cash and Cash Equivalents	65,313	276,195	30,888	153,920
Cash and Cash Equivalents at Beginning of Period	36,817	102,130	378,325	409,213

Cash and Cash Equivalents at End of Period	$102,130	$378,325	$409,213	$563,133

NRG ENERGY, INC. AND SUBSIDIARIES

EBITDA RECONCILIATION

     The following table summarizes the calculation of EBITDA and provides a reconciliation to net income for the periods indicated:

	Predecessor	Predecessor	Reorganized
	NRG	NRG	NRG
	For the period	For the period	For the period
(Dollars in thousands)	Jan. 1 to Dec. 31, 2002	Jan. 1 to Dec. 5, 2003	Dec. 6 to Dec. 31, 2003
Net Income / (loss)	$(3,464,282)	$2,766,445	$11,025
Plus:
Income tax (benefit)/expense	(164,398)	16,621	(651)
Interest expense	487,169	360,385	21,645
Depreciation and amortization expense	240,722	245,887	13,041

EBITDA (a)	$(2,900,789)	$3,389,338	$45,060
Plus:
(Income)/loss on discontinued operations, net of income tax	500,786	(15,678)	(544)
Legal settlement & reorganization items	—	660,456	2,461
Restructuring and impairment charges	2,749,630	237,575	—
Write downs and losses on sales of equity method investments	200,472	147,124	—
Fresh Start reporting adjustments	—	(3,895,541)	—

Adjusted EBITDA (b)	$550,099	$523,274	$46,977

(a)	EBITDA represents net income before interest, taxes, depreciation and amortization. We have provided EBITDA estimates because we believe debt-holders frequently use EBITDA to analyze operating performance and debt service capacity. EBITDA has limitations as an analytical tool, and you should not consider it in isolation, or as a substitute for analysis of our operating results to be reported under GAAP in our Form 10-K for the year ended December 31, 2003. Some of these limitations are:

•	EBITDA does not reflect our cash expenditures, or future requirements for capital expenditures, or contractual commitments;

•	EBITDA does not reflect changes in, or cash requirements for, our working capital needs;

•	EBITDA does not reflect the significant interest expense, or the cash requirements necessary to service interest or principal payments, on our debts;

•	Although depreciation and amortization are non-cash charges, the assets being depreciated and amortized will often have to be replaced in the future, and EBITDA does not reflect any cash requirements for such replacements; and

•	Other companies in our industry may calculate EBITDA differently than we do, limiting its usefulness as a comparative measure.

Because of these limitations, EBITDA should not be considered as a measure of discretionary cash available to use to invest in the growth of our business. We compensate for these limitations by relying primarily on our GAAP results and using EBITDA and Adjusted EBITDA only supplementally.

(b)	Adjusted EBITDA is presented as a further supplemental measure of operating performance. Adjusted EBITDA is being presented as NRG believes it may provide a better reflection of operating performance due to the impact on our GAAP earnings in 2003 of Fresh Start accounting and unusual non-recurring charges resulting primarily from our bankruptcy. Adjusted EBITDA has limitations as an analytical tool, and you should not consider it in isolation, or as a substitute for analysis of our operating results as reported under GAAP. You are encouraged to evaluate each adjustment and consider its appropriateness for supplemental analysis. As an analytical tool, Adjusted EBITDA is subject to all of the limitations applicable to EBITDA.